Exhibit 2.1.1

CREATIVE COMPUTER APPLICATIONS, INC.

October 20, 2004

StorCOMM, Inc.

7 Corporate Plaza

8649 Baypine Road

Jacksonville, Florida 32256

Attn:  Samuel G. Elliott, Chief Executive Officer

Facsimile:  (904) 730-8537

Re:	Agreement and Plan of Reorganization, dated August 16, 2005, by and among Creative Computer Applications, Inc. (“CCA”), StorCOMM, Inc. (“StorCOMM”) and Xymed.com, Inc. (the ”Agreement”).

Dear Mr. Elliott,

This letter confirms our agreement that Section 1.5(a) of the Agreement is hereby amended as follows:

“Section 1.5                                Conversion of StorCOMM Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of CCA, StorCOMM, CCA Sub or the holders of any capital stock of CCA, StorCOMM or CCA Sub:

(a)                                  Subject to Section 2.2(e), each share of common stock, par value $.001 per share, of StorCOMM (“StorCOMM Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of StorCOMM Common Stock held in StorCOMM’s treasury or owned by any Subsidiary of StorCOMM, shall be converted into the right to receive 0.024728 of a share (the “Exchange Ratio”) of common stock, no par value, of CCA (“CCA Common Stock”). Assuming the Merger had been completed as of June 30, 2005, CCA would have issued approximately THREE MILLION SEVEN HUNDRED THREE THOUSAND NINE HUNDRED (3,703,900) shares of CCA Common Stock, on a fully diluted basis, in the Merger.”

Except as modified hereby, the Agreement shall continue to be and shall remain in full force and effect in accordance with its terms.  Any terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

[Remainder of Page Intentionally Left Blank]

Please acknowledge your agreement to the provisions in this letter by signing below.

Sincerely,

CREATIVE COMPUTER APPLICATIONS, INC.

		By:	/s/ Steven M. Besbeck
Steven M. Besbeck
Chief Executive Officer

XYMED.COM, INC.

		By:	/s/ Steven M. Besbeck
Steven M. Besbeck
President

AGREED AND ACCEPTED:

STORCOMM, INC.

By:	/s/ Samuel G. Elliott
Samuel G. Elliott
Chief Executive Officer

c.c.	Sheppard, Mullin, Richter & Hampton LLP
800 Anacapa Street
Santa Barbara, CA 93101
Attn: Joseph E. Nida
Facsimile: (805) 568-5516